Exhibit 28(d)(xxxi)

AMENDMENT NO. 5

TO THE

SUBADVISORY AGREEMENT

This AMENDMENT NO. 5 to the SUBADVISORY AGREEMENT (“Amendment”) is dated as of December 1, 2016, by and between SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”), and WELLINGTON MANAGEMENT COMPANY LLP, a Delaware limited liability partnership (the “Subadviser”).

WITNESSETH:

WHEREAS, the Adviser and Seasons Series Trust, a Massachusetts business trust (the “Trust”), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the “Advisory Agreement”), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company; and

WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated January 1, 1999, as amended from time to time (the “Subadvisory Agreement”), pursuant to which the Subadviser furnishes investment advisory services to the investment series of the Trust, as listed on Schedule A to the Subadvisory Agreement; and

WHEREAS, the Adviser and the Subadviser wish to amend and restate Schedule A to the Subadvisory Agreement as attached hereto.

NOW, THEREFORE, the parties hereby agree as follows:

1.    Schedule A to the Subadvisory Agreement is hereby amended and restated as attached hereto.

2.    This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.    Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4.    Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

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IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ PETER A. HARBECK
	Name:	Peter A. Harbeck
	Title:	President & CEO

WELLINGTON MANAGEMENT COMPANY LLP

By:	/s/ STEVEN P. MASON
	Name:	Steven P. Mason
	Title:	Relationship Manager

SCHEDULE A

Effective December 1, 2016

Portfolios	Annual Fee (as a percentage of the average daily net assets the Subadviser manages in the portfolio)
Multi-Managed Growth Portfolio*	Omitted

Multi-Managed Moderate Growth Portfolio*	Omitted

Multi-Managed Income/Equity Portfolio*	Omitted

Multi-Managed Income Portfolio*	Omitted

Large-Cap Value Portfolio	Omitted

Mid-Cap Growth Portfolio	Omitted

Diversified Fixed Income Portfolio	Omitted

Real Return Portfolio	Omitted

*	Based on the aggregate assets it manages for the Seasons Multi-Managed Portfolios.